Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

Q3 2022 Loyalty Ventures Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 08, 2022 / 1:30PM GMT

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

CORPORATE PARTICIPANTS

Charles L. Horn Loyalty Ventures Inc. - CEO, President & Director

John Jeffrey Chesnut Loyalty Ventures Inc. - CFO & EVP

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

CONFERENCE CALL PARTICIPANTS

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Jennifer Belodeau Institutional Marketing Services, Inc. – VP

Sam Salvas Needham & Company – Equity Research Associate

PRESENTATION

Operator

Good morning, and welcome to Loyalty Ventures Third Quarter 2022 Earnings Conference Call. (Operator Instructions)

It is now my pleasure to introduce Jen Belodeau of IMS Investor Relations. Jen, the floor is yours.

Jennifer Belodeau Institutional Marketing Services, Inc. - VP

Thank you. Copies of the slides we will be reviewing in the earnings release can be found on the Investor Relations section of our website. Hosting today's call, we have Charles Horn, President and Chief Executive Officer of Loyalty Ventures; Jeff Chesnut, Executive Vice President and Chief Financial Officer of Loyalty Ventures; and Shawn Stewart, President of AIR MILES.

Before we begin, I would like to remind you that some of the comments made on today's call and some of the responses may contain forward-looking statements. These statements are subject to the risks and uncertainties described in the company's earnings release and other filings with the SEC. Loyalty Ventures has no obligation to update the information presented on the call. Also on today's call, our speakers will reference certain non-GAAP financial measures, which we believe will provide useful information for investors. Reconciliation of those measures to GAAP will be posted on the Investor Relations website at loyaltyventures.com.

With that out of the way, I'd like to turn the call over to Charles Horn. Go ahead, Charles.

Charles L. Horn Loyalty Ventures Inc. - CEO, President & Director

Thank you, Jen, and thank you all for joining us today to review our third quarter results. Let's start with Page 3. Our consolidated results in the third quarter were in line with our updated expectations, which incorporated recent business developments at AIR MILES as well as the evolving economic reality in BrandLoyalty's key markets. Last quarter, we laid out our action plans to address these challenges while driving growth for our partners and ourselves. Today, we'll provide an update on our progress against those initiatives.

Let's begin with a recap of the third quarter. At AIR MILES, performance was consistent with our expectations due to the inherent visibility in our operating model. The issuance was up approximately 2% from the third quarter of 2021, with strength in the credit card and fuel verticals muted slightly by the grocery category after two regions transitioned in the quarter. The team continues to create new ways for collectors and sponsors to engage with the program, which we'll discuss later.

Importantly, I'm very pleased to announce that we've extended our relationships with three long-term sponsors in the AIR MILES, Bank of Montreal and Shell Canada Nationwide and Metro in Ontario. We are proud of how our decades-long strategic relationships have delivered value for Canadian consumers, and we look forward to working together in the coming years to enhance and evolve the coalition.

In addition, these extensions support our confidence in the changes we've made over the past several months and the coalition's bright future. In a moment, Shawn will share more details on what this means for AIR MILES.

BrandLoyalty reported top line in U.S. dollars declined about 2% from the third quarter of 2021. However, it increased approximately 14% in euros, reflecting the recent FX moves. This adjusted EBITDA was about breakeven due to increased cost for reward merchandise, which were up 37% in euros, 17% in dollars against the year ago period.

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

As we noted last quarter, BrandLoyalty's results were impacted by the continuing effects of the invasion of Ukraine, higher prices, interest rate hikes, and consumer uncertainty in Europe. We expect these conditions to persist throughout the year. That said, there are some very encouraging strategic initiatives underway of BrandLoyalty. And shortly, I'll share more color on BrandLoyalty's action plan.

Finally, we continue to make progress in our journey to strengthen our balance sheet. We are engaging with our lenders about options to focus cash flow on investing in strategic priorities, while also pursuing the operational efficiencies we previously highlighted. Last quarter, we announced a target savings rate of $15 million, but now we expect to exceed that goal through our comprehensive and deliberate review of processes and expenses.

We believe our action plans, recent client extensions and savings initiatives will position Loyalty Ventures to navigate the uncertainty environment ahead of us while creating value for our clients, our consumers and our stakeholders.

The key financial metrics for the third quarter and year-to-date 9/30 period are included on Slide 4. Total revenue for the quarter was $162 million, and adjusted EBITDA was $33 million. Revenue declined $7 million or 4% year-over-year, while adjusted EBITDA declined $14 million driven by $11 million decline at BrandLoyalty.

For the quarter, we reported a net loss per share of $0.01. Year-to-date, total revenue was down 2% compared to the prior year, and adjusted EBITDA of $85 million is down $33 million. Through September 30, we reported a net loss of $441 million, and a net loss per share of $17.92, which was significantly impacted by the goodwill impairment charge recognized in the second quarter of 2022.

Now let's discuss the recent developments for each of our businesses. Slide 5 illustrates the broad geographic area that BrandLoyalty serves as well as the selection of the campaigns currently underway. Geographically, EMEA continues to represent the largest market for BrandLoyalty. Although euro market is experiencing an economic shift, we are concentrating our focus on this area for our near-term sales efforts.

Our campaigns are well known to the retailers and consumers in this area, and it represents our stable base of businesses we orient our outcomes are unreliable and projectable earnings.

In terms of active campaigns in the third quarter, a selection is highlighted here. The challenges we saw in the second quarter have carried over into the third quarter, and we anticipate that future campaigns will be closer to the kitchen since this reward categories represent affordable luxuries that upbuild consumers in times of economic uncertainty.

In addition, we will continue to focus on rewards for families with children through our exclusive license agreement with Disney in key markets. While this year has been challenging, I believe BrandLoyalty's combination of global closer relationships and exclusive supplier partnerships provide a differentiated and solid foundation for a sustainable growth.

Turning to Slide 6. Let's review the key priorities for BrandLoyalty that drove our decisions and action plans across Q3 and now into Q4. Last quarter, we discussed the shift in economic conditions and consumer sentiments in our key markets that caused us to adjust our expectations for the balance of 2022. We also outlined our action plan to respond to these developments. And today, I'll share an update on our progress toward those goals.

Let's begin with our focus on aligning our cost structure to reflect our new outlook for our near-term growth profile. With our consumers focused on stretching their budgets and making every dollar account, we must do the same, especially as we continue to see higher raw materials and energy prices contributing to elevated production costs for our campaign rewards. In response, we reorganized our business processes to focus on faster speed to market, end-to-end responsibility and a more flexible workforce. This approach will result in a reduction of our staffing of about 20% this year, leading us next year to a more efficient dynamic business.

As I mentioned a moment ago, we are refining our approach to rewards merchandise in our inventory mix to focus on relevant affordable rewards rather than aspirational luxuries, concentrating in our product lineup for the upcoming programs and patterns that are closer to

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

the kitchen. This means categories like bakeware, dinnerware, barware, storage containers and cutlery. In addition to housewares, entertainment themes rewards will continue to be an important driver of our success, and it supports the focus of families I mentioned earlier.

We believe these adjustments will better align with current consumer preferences in our key markets, leading to stronger campaign performance. And since these items are generally smaller and lower costs than larger, more expensive reward categories, it will mean our logistics costs and working capital commitments are moderated. At quarter end, our inventory levels reflect the seasonal buildup for upcoming campaigns in Q4, but also reflect the inventory from underperforming campaigns in Q2.

Although the inventory levels are higher than optimal, our sales organization is actively seeking opportunities to redeploy that inventory through new campaigns across our usual markets. A benefit of having the inventory enhanced is that enables retailers to run programs in the moment without the usual lead times. And because the inventory was ordered and purchased before the recent escalation of manufacturing costs, it means more pricing flexibility and cost certainty when quoted the programs for our retail partners. Ultimately, our retailers and consumers will relate more value sooner as we redeploy the inventory into near-term campaigns.

Finally, our business continues to emphasize sustainability across all of our initiatives. For example, our Green Ray line of sustainable source zero impact cookware resonates with environmentally conscious consumers and retailers.

Additionally, our streamlined product packaging is designed to minimize waste and also reduces manufacturing and logistic costs. Our lineup of innovative storage containers reduces food waste and helps cost conscious stop shoppers, maximize the grocery budget and our focus on digital campaigns, bypasses its traditional supply chain, offering more flexibility and customization to our campaign calendar on top of being faster and eco-friendly. We expect to have several more digital campaigns in market later this year with more to follow next year.

As we look forward to the holiday season, we see the current market conditions persisting and continuing to limit our fourth quarter prospects. After adjusting our expectations to align with the new market realities, we expect our Q4 EBITDA to be slightly above breakeven, consistent with the challenging results we've seen here today. While this outcome is unwelcome and unprecedented in BrandLoyalty's history, our team is keenly focused on delivering the best performance possible.

From there, we will use those efforts as the springboard into 2023, where our new approach will continue to deliver growth for our retailers to life for our consumers and profitability for our business.

I'd also like to share my initial views on our impressions for next year across our top markets. While BrandLoyalty doesn't have long-term contracts, we do have long-term relationships with the retailers. Based upon our book of business for next year, we continue to see that our long-term partners realize the value of our programs offer, and they plan to continue running programs in 2023. We also see elevated awareness and interest in our digital loyalty offerings, and we expect next year to represent a step forward for our business in the number and size campaigns at that time.

Finally, our commitment to optimizing our inventory means we can be nimble and responsive to retailer interest in driving the results next month or next quarter in addition to next year.

At this point, I'd like to hand it to Shawn Stewart, the President of AIR MILES, who will walk us through the performance update for that segment. Shawn?

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

Thanks, Charles. On our last call, we discussed the transition that's underway at AIR MILES. The coalition model has historically been a tightly structured closed ecosystem with a unified approach to amplifying our partners' marketing efforts through mild issuance strategies.

Under our new direction, we're pioneering a more open and flexible model that meets our clients' marketing strategies and growth

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

imperatives on their terms and in a way that is best suited to each of their unique businesses. We know that a more tailored approach with our clients will lead to stronger, more personalized experience for our collectors and will ultimately benefit all the stakeholders in the coalition.

Our collectors have seen that in action this year through our card-linked offer platform, our airmilesshops.ca marketplace and some recent innovations I'll highlight momentarily. Even as our coalition model evolves, our always-on offer remains the foundation of the program, that is compelling options for some high-frequency verticals, including credit cards, fuel and grocery.

Our longtime partners appreciate the value that this approach offers for the business and their shoppers. We are pleased that Bank of Montreal, Shell Canada and Metro each recently extended their relationship with AIR MILES. While other collectors are spending on their BMO AIR MILES card, refueling at Shell nationwide or shopping in Metro in Ontario, they will earn AIR MILES on their spend in those retail locations like they have for decades.

We are very pleased to have extended these relationships, and we believe this outcome creates value for our collectors, our sponsors and our business. Going forward, we're excited to support the business goals for all of our partners through a dedicated and focused commitment to deliver the key capabilities across data analytics and collector value that meet their specific needs.

Slide 8 illustrates the different elements of today's AIR MILES ecosystem. Over the past quarter, we've continued to welcome new partners into the card-link offer program as well as the AIR MILES shops platform. As recently announced, the Pattison Food Group and AIR MILES launched the card-link offer or CLO program in late September, with a compelling bonus offer available at any of their participating 257 grocery locations. Pattison Food Group consists of eight banners and markets of all sizes across Western Canada.

More specifically, the AIR MILES offer will help drive store traffic and new customer acquisition efforts, and it will complement PFG's existing efforts to grow basket sizes. Also in Q3, we added a time-limited card-linked offer with Sephora. In this month, we also announced Goodfood, Natura Market and Peter & Paul’s Gifts are joining the CLO platform across the duration of 2022 and into 2023.

We expect the momentum on this platform to continue to build, and we look forward to sharing more relationships with you in the coming months. AIR MILES also welcome Canada's largest electronics retailer, Best Buy, with online shopping platform, airmilesshops.ca. Best Buy joins an expensive list of marquee brands where collectors can earn miles, including amazon.ca, The Home Depot, Expedia, Indigo, Samsung and more.

Year-to-date, AIR MILES has added over 40 partners to the platform with a focus on providing our collectors a full set of options for their online shopping, including a continuing commitment to representing Canadian brands as well as local businesses. Each of these shopping options amplifies the availability of earnings opportunities for collectors and the data available for AIR MILES. It's also evidence of the open and flexible approach we're taking to find the right fit for each collector and each sponsor.

So as collector behavior changes for our clients' business goals evolve, the AIR MILES program will be ready to continue driving growth for our sponsors through each of our various platforms.

Moving to Slide 9, let's discuss the recent developments from the third quarter. Beyond the three models of issuance we've discussed, we're actively exploring and testing new approaches to help accelerate our partner's top line growth. Last quarter, we discussed how the open and flexible approach would enable some retailers to leverage the AIR MILES program on a targeted or time-limited basis.

Along those lines, the national office supplies retailer recently signed on to run a time-based campaign by which small businesses can earn up to 5x the normal miles by putting their purchases on their BMO AIR MILES MasterCard. The card serves as the collector identifier, meaning the IT integration for the client is both quick and straightforward with no collector effort required other than shopping.

AIR MILES has continued to bring other innovations to the Canadian market as well. We know that our most engaged collectors shop at multiple coalition brands with regularity, and that drives commitment and loyalty to the program's retailers. So when set more of that

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

behavior, AIR MILES launched its new Max Pass in the third quarter. It's a micro subscription model offered to our collectors for a short window. Here's how it works. We curate a small group of responsors highlight to collectors that these are some of our best offers ever and limit the number of Max Pass available. Collectors purchase a Max Pass and then shop at those retailers in a designated time frame to earn their mileage multiplier.

We expect that the mix of retail brands will change regularly, which combined with a limited time frame and quantity will drive urgency and excitement. It's an element of discovery model, the big-box discounters have successfully leveraged and we're excited about testing a year. (inaudible) Max Pass 2 which sold out in hours and expect to see even more versions in the market as the year progresses and we fine-tune the value to drive partner outcomes.

We're also excited to announce our new media services business, which is branded AMP Media powered by AIR MILES. You'll recall that AIR MILES has already been helping drive results for tourism boards representing relevant ads to our collectors as they browse their site for travel redemptions. Our collector reach, data scale and brand neutrality mean that AMP Media can become a trusted and powerful Canadian media services option for businesses of all sizes.

In the near term, we will fine-tune the offering to meet market demand, while emphasizing that this service opens the scale and reach of our data to all brands independent of their status as coalition partners. Longer term, we believe the growth and margin profiles for this initiative will be compelling over time while also helping to diversify our client base.

These growth initiatives were created by thinking innovatively about our existing infrastructure. We married our current capabilities with new ideas to create excitement for our collectors and growth for our sponsors. We're even more excited about the prospects to amplify our ideas and accelerate our time to market with an agile development mindset and more technological execution. That sentiment has been fueling our IT investments across the course of the year, which we'll discuss next.

On Slide 10, let's review the progress we've made on our strategic investments. As we previously outlined, we have committed an incremental $20 million to $25 million of capital spending to drive consumer engagement, accelerate digital innovations and enhance our data and analytics capabilities.

The first part of the year was spent in the planning and building phases of our investment time line. Concurrently, we also implemented an agile development model to quickly build and dynamically deploy customer experience changes to our digital properties so that we're best prepared for an environment of continuously evolving to meet our sponsors and collectors expectations.

Our collectors are now seeing the results of that work, which includes several notable improvements in our AIR MILES mobile app, including a step change in our apps feature set. For example, the seamless onboarding process for newly enrolled collectors immediately presents them with a set of our most compelling offers. In addition, the app log in process has been simplified to encourage frequent repeat visits, which drives their digital engagement outcomes.

We've also added self-service capabilities, so collectors can initiate customer service inquiries for things like miles that may have not posted in real time. This functionality elevates collector satisfaction when compared to making phone calls. It also serves as a cost control mechanism since we are reducing the inbound calls to our customer service centers.

Previously, the app hasn't matched the functionality of our desktop Internet sites, which resulted in a limited experience for consumers, a barrier to starting the next mobile first iteration of the AIR MILES Reward program. The prior mobile app also did not meet the expectations of our younger collectors who expect that the mobile app will be their primary and fully functional interface with the program. So we're very excited to have introduced improved functionality.

To encourage our collectors to explore the mobile app's new features, AIR MILES collaborated with BrandLoyalty to develop and launch a digital campaign to boost engagement. It's called the Carousel of Dreams, and it's a mobile game that rewards their collectors for checking the app each day, being BMO AIR MILES cardholder and shopping at our coalition partners. We're confident gamification and campaigns like this will help us introduce our new mobile-first approach to our collectors. I'll encourage them to make a part of their

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

daily routine.

Our progress against these strategic initiatives will be measured by our collective digital activity. This means mobile app adoption, including downloads and repeat usage as well as collector engagement metrics comparing their activity pre app download and post app download.

As for the balance of our investments, we continue to focus on doing it once and doing it right. We're moving with speed and purpose, but due to IT bandwidth considerations, we project that about $10 million of our planned capital spending will occur in the first half of 2023.

Page 11 highlights the AIR MILES Reward miles issuance and redemption trends over the past 9 quarters. AIR MILES reward miles issued in the third quarter increased by 2% as the quarter's issuance results benefited from strength in the credit card and fuel verticals, but we're also impacted by the regional grocery exits in both the Atlantic Canada and Western Canada regions.

Redemptions in the third quarter were up about 45% from the third quarter of 2021 due to increased demand for travel as compared to the year ago period. The burn rate, which is the ratio of miles redeemed to miles issued was slightly higher than the second quarter, and we expect to remain elevated in the fourth quarter as regular travel patterns resume.

Collectors pent-up interest in travel carried over from the first half of 2022, and AIR MILES saw a 79% increase in travel-related miles redeemed compared to the year ago period. We expect the burn rate to normalize in 2023 as the renewed demand for travel levels off as we add new sponsors and earning opportunities for our collectors.

We believe this period of elevated redemptions is a natural offset for the last few quarters, we saw historically lower redemptions due to the pandemic-related limitations on travel. Our redemption settlement assets account had a balance of $610 million at quarter end, funded by cash we set aside for redemptions. We are confident that the redemption settlement assets will cover periods of higher redemptions without an impact on our liquidity position or operating cash flow.

Next, I'll turn it over to our CFO, Jeff Chesnut, for a financial review.

John Jeffrey Chesnut Loyalty Ventures Inc. - CFO & EVP

Thanks, Shawn. Slide 12 presents our results for the third quarter of 2022 compared to the corresponding period of 2021. Revenue in the quarter was down 4%, which was a combination of a 6% decrease at AIR MILES and a 2% decrease at BrandLoyalty. The net loss and diluted EPS were both down year-over-year as a result of the margin loss from revenue declines and higher costs as well as a full quarter of interest expense.

Slide 13 presents our segment level results for the third quarter of 2022. In the third quarter, AIR MILES revenue declined approximately

$5 million, with about half of that driven by a decline in service revenue, representing the flow-through impact of lower miles issuance in 2020 and 2021. The balance of the decline was associated with higher cost of redemptions, which are netted out from gross revenues to arrive at our revenue presentation. The margins on redemptions contracted in connection with the enhancements we made late last year to the collector value proposition.

BrandLoyalty's revenue declined about $2 million due to the FX impact, since on a constant currency basis, BrandLoyalty's top line was up $14 million over the year ago period. The size and timing of campaigns as well can vary meaningfully year-over-year.

AIR MILES adjusted EBITDA declined 14% or approximately $6 million as compared to the third quarter of 2021 due to the revenue impact combined with personnel costs. These costs were partially offset by savings across the host of other operating expenses, and we expect to see more impactful savings starting in Q4 now that the operational efficiency plan has been implemented.

BrandLoyalty's adjusted EBITDA in the third quarter was just above breakeven, but a $10 million decline from the year ago period due primarily to the higher cost of redemptions. We continue to project that BrandLoyalty will realize its typical sizable lift in revenue in Q4,

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

but the ongoing impact of higher production costs plus the impact of recent FX movements suggest that BrandLoyalty's full year adjusted EBITDA will be less than the 2021 result.

As we look ahead into next year, we believe that the proactive changes we've made, which Charles outlined earlier, will position BrandLoyalty for earnings growth going forward.

Let's discuss our outlook for the balance of our fiscal year. Last quarter, we projected that our full year adjusted EBITDA for 2022 would be approximately $110 million. We are reiterating that guidance today that we now project BrandLoyalty's minimal EBITDA contribution to be offset by improvements at AIR MILES and corporate when compared to our expectations from last quarter.

Our outlook for AIR MILES includes the impact of the recent extensions as well as the grocery exits for all regions except Quebec, where the transition must be completed by the end of the first quarter of 2023. Last quarter's guidance for AIR MILES reflected earlier, more conservative transition dates, which have now been established with certainty other than Quebec, and it included an estimate for our savings initiative that AIR MILES has since exceeded, each of which contributed to a stronger expected result this year for the segment.

Our expectations for BrandLoyalty reflect our latest assessment of the macro conditions and consumer sentiment in BrandLoyalty's key European markets as well as the most recent FX levels. This performance with add-backs permitted by our debt agreement would be in compliance with our loan covenant. We expect to provide guidance on our outlook for 2023 on our next earnings call.

Let's move to Slide 15. Last quarter, we announced an enterprise-wide operational efficiency initiative in response to the difficult conditions facing our business segments in our key markets. We established a target of $15 million in run rate savings and challenged the teams to help us meet and beat that target. They conducted a thoughtful and thorough review of our historical processes while also working to reorient our business model to reflect the new strategic imperatives for each segment.

Even as that work continues, we're able to share that the preliminary outcomes will result in a reduction of more than 15% in our staffing levels and a run rate savings of more than $25 million using current FX levels. While some of that reduction to operating costs will be realized in the fourth quarter, the full benefit should be phased in by year-end and fully leveraged in 2023.

These choices are difficult but necessary to ensure that our businesses' financial foundation is strong and durable. We're grateful to our whole team for working through this strategic imperative with commitment, dedication and professionalism.

As we progress towards year-end, we will continue to focus on our liquidity and our balance sheet flexibility. Slide 16 highlights that our liquidity at quarter end was $212 million, exclusive of the redemption settlement assets.

Going forward, we expect liquidity to benefit from two upcoming catalysts. First is the $25 million of annual run rate savings from our operational efficiency plan, which we expect will provide enhanced flexibility as we move into 2023. And second is the expected conversion of BrandLoyalty's seasonally driven inventory balance into cash as the segment's Q4 campaign calendar plays out.

We ended the third quarter with no borrowings on our revolver, and we reduced our gross debt by $13 million, consistent with our focus on deleveraging while investing in our future. This resulted in a covenant leverage ratio of 4.5x. On a net debt basis, we finished the quarter at about $564 million. Our average interest rate for the quarter was 7%, and for every 100 basis point increase in rates, our interest expense will increase approximately $6 million annually.

Earlier, we noted that we're focused on creating a more efficient capital structure for our business, we believe the best outcome will help us execute on our existing vision for transforming both AIR MILES and BrandLoyalty while also reinforcing the durability of our balance sheet. We'll continue to provide updates on this initiative as progress develops.

As we wrap up, I'd like to emphasize that our collective team has made substantial progress this quarter on our key strategic objectives. At BrandLoyalty, we've taken steps to adjust upcoming campaigns to feature reward merchandise from categories that reflect consumers' interest in affordable luxury and homeowners.

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

Similarly, BL's focus on sustainability will guide its choices for future campaigns in the near and medium term, whether offering rewards that are sustainably sourced or that focus on sustainable choices or even those that are entirely digital, BrandLoyalty will feature compelling offers that meet the priorities of its retailers and consumers.

For campaigns currently running in Q4, BrandLoyalty is focused on program execution and is ready to make in-the-moment adjustments to maximize performance across the balance of the year.

At AIR MILES, Shawn and his team renewed important relationships with BMO and Shell Nationwide and Metro in Ontario, while signing new issuance partners, including Pattison Food Group and Best Buy. The team also demonstrated its commitment to delivering a mobile-first digital experience for our collectors by rolling out more features and enhanced functionality to make the AIR MILES app, the daily hub for collector engagement. And importantly, the team continues to emphasize innovation in the coalition.

In addition to investing for growth, we also prudently and proactively reshaped our business with the expectation of success despite the uncertain economic conditions in markets around the world. With the changes in our business processes Loyalty Ventures has enhanced flexibility to react quickly to market challenges and opportunities.

Collectively, we believe these initiatives will drive stronger and more personal connections between our retailers and their consumers, which will, in turn, secure Loyalty Ventures as a trusted partner capable of helping our global clients achieve and exceed their growth and marketing objectives.

Operator, we are now ready to open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Kyle Peterson from Needham & Company.

Unidentified Analyst

This is actually [Sam Salvas] on for Kyle today. Nice to see the results here. I was wondering if you kick things off, you guys can give us an update on the partnership with Pattison and how things have progressed there since you guys announced it a couple of months ago?

And then maybe how we should think about this partnership as far as the size and impact goes?

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

Shawn here. Yes, the program with Pattison is still early days, relatively since launch. What I can tell you is in partnership with them, we put out a very compelling offer to consumers. So it was a spend $100, get 100 miles which in terms of value prop is extremely rich offer.

And we're seeing good kind of new customer acquisition that was key for us. Just to elaborate a little bit on the grocery strategy, both in the Atlantic early days in West, it was about identifying collectors who are dropping off in terms of their engagement and giving them other opportunities. So Pattison sure does that, but we've also added a bunch of other brands to the program. And we already have 300-plus brands in the program.

So for us, it was really about highly targeted engagement with our collectors to drive participation in other verticals. And in our early stage, we're seeing good results.

Unidentified Analyst

Awesome. And then just a quick follow-up from my end. Could you guys give us an update on the timing for the remainder of the Sobeys transition?

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

Yes. So they -- as Jeff mentioned, they launched their third region in Ontario a couple of days ago on November 3. The last remaining region is Quebec, and we don't have any indication on the timing of that at the moment from Sobeys.

Operator

(Operator Instructions) And we have no further -- My apologies. We do have another question from Marc Riddick from Sidoti & Company.

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

So I was wondering if you could talk to us a little bit about the process of working on the extensions that you've announced as well as the potential for new accounts and new business wins, particularly within AIR MILES? And then I have a couple of follow-ups after that.

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

Yes. Thanks, Marc. We're constantly in discussions with our existing partners and new partners. I think the important part for me and really as a new leadership team at AIR MILES is the conversations around our extension opened up, good dialogue around what's important for our partners. And call it alignment on where we're investing in the business.

So you get the terms and you signed the extension, I think the key part of the whole process is the proximity to understanding our partners' businesses better and focusing on outcomes for them and what KPIs matter.

We're pretty well aligned in terms of driving collector activity overall as we discussed in our remarks, driving digital activity because those are what give us the opportunity to talk to our collectors in a more frequent personalized basis and to drive activity to our partner brands.

So I think -- the biggest thing I got out of it with our partners was just really a better understanding of what they expect from our business and how we measure success together.

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

That's great. And then what's helpful in that, and I wanted to sort of that kind of segues into sort of where I was going was given the macroeconomic pressures that you've seen, is there any indication as to how your customers are responding or what maybe those responses are looking like in different verticals relative to maybe what your expectations were?

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

Yes. I think in general, in our history, we've seen the program hold up pretty well in kind of recessionary environments. I mean we have a lot of nondiscretionary verticals, fuel, grocery, pharmacy that persist pretty well, and collectors are seeking value, and that's what we provide with our partners. So we see relative -- and we've seen it in our past relative resiliency during tough economic conditions.

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Great. And then I know it's a little early to just make a (inaudible) on this, I suppose. But I mean, you talked about -- if you go back a year or so, you talked about this year being a transition year for a lot of things. And so I was wondering how -- for investors who may be looking at opportunities, how should new investor look at the sort of what the path may look like next year? With this year being such a big reset in so many of the areas of the business maybe sort of maybe bigger picture, how someone would freshly looking at the name might look at what Loyalty may experience in '23?

Charles L. Horn Loyalty Ventures Inc. - CEO, President & Director

Yes, Shawn, do AIR MILES, and then I'll do BrandLoyalty.

Shawn Stewart Loyalty Ventures Inc. - President of the AIR MILES Reward Program

Yes. I mean -- as we discussed last quarter, I think the biggest thing for us is changing our go-to-market model, both from a B2B perspective and with collectors. We call it open and flexible. As you heard in our remarks, it's really about removing the barriers of entry for brands that participate in the program and really on their terms in a way that's going to drive the best kind of ROI for them, while at the same time, giving our collectors much more choice.

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

And ultimately, I believe whenever someone shops, they should think, well, I wonder if there's an AIR MILES opportunity there because of the pervasiveness of our brand portfolio.

And so I'd say in the past, that was a little more constricted in terms of exclusivity, in terms of what we could or couldn't do with certain verticals, in the open and flexible model we're removing technology barriers, IT investments and the ability to go with speed to market in a way that we never have before. I mean, on our card-linked offer program, we can be up and running with a brand within two weeks. Contrast that with the past where you're doing heavy point-of-sale integration with a retailer, it's remarkably different.

And so our mindset around how we can help brands and be more targeted in terms of our go-to-market is completely different. And as you can see from the last two quarters, we're gaining traction with new brands.

Charles L. Horn Loyalty Ventures Inc. - CEO, President & Director

And I'll just shift over quickly to BrandLoyalty. We've talked extensively today about how it's a tough environment out there. And what it means is we're going to have to shift from historically BrandLoyalty focused on revenue to more of an ROI type approach, what top return are we generating. So the first thing we're going to do is rationalize the number of programs we're running.

There's really three types that we have in market. One is sort of a no risk option to our client, meaning they have no investments in the program. The second is where they do have an investment in the program, meaning they're actually paying some of the cost. And the third is more of an instant loyalty program, which is where we take zero risk.

So what the focus is going to be is really rationalizing on and focusing on the second and third type of offering and reducing the number of programs that really -- the retailer doesn't have any skin in the game, and so if it doesn't work, it doesn't work. We're going to pull back on that.

And then it really comes back to being more efficient, cutting the OpEx, we talked about, and I hate to do this, cutting 20% of our workforce, reducing product costs, sourcing more locally, getting some cheaper products into the market and focusing on exactly what the consumer wants.

And then the last is reducing inventory. And those are the levers we're going to pull going into 2023. Now as Jeff said, I think it will still be a tough market in 2023. But I do think that the changes we're going to make is going to stabilize and help turn the program into some modicum of profitability versus being the cash train it was in 2022.

Operator

We have no further questions in queue. I'd like to turn the call back over to the presenters for closing remarks.

Charles L. Horn Loyalty Ventures Inc. - CEO, President & Director

Thank you for joining us today. We do think we've made some good progress during the third quarter. I know you've been waiting patiently as investors after a slow start to the year in Q1 and Q2. We do think we're developing some momentum. I think we're on the right track with AIR MILES.

We still have some work to do with BrandLoyalty, but we do think we're setting the platform in terms of fixing our capital structure which will be more efficient, more effective, more flexible and really adjusting the way we go to market in both AIR MILES and BrandLoyalty. And that should set a stage for improvement in profitability results going into 2023.

So thank you for participating today.

Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect.

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NOVEMBER 08, 2022 / 1:30PM GMT, Q3 2022 Loyalty Ventures Inc. Earnings Call

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